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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person


  Hunt Capital Growth Fund II, L.P.
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   (Last)               (First)                 (Middle)


  1601 Elm Street, 4000 Thanksgiving Tower
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                                    (Street)

   Dallas                  TX                   75201
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   10/16/2001
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3. IRS Identification Number of Reporting Person,
   if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   ProsoftTraining.com (Nasdaq:  POSO)
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5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [   ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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=====================================================================

6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

======================================================================

-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------

Common Stock                                  1,142,857                     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------
                               10/16/    11/22/        Common
Warrant                         2001      2004         Stock      111,111      $0.01         D
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                               10/16/    11/22/        Common
Warrants                        2001      2004         Stock      277,778      $0.01         D
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Subordinated Secured           10/16/    10/16/        Common
 Convertible Note               2001      2006         Stock    3,196,347(1)   $0.795        D
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=================================================================================================================================


Explanation of Responses: (1) Includes 51,693 shares of common stock representing the conversion of interest accruing for sixty days from the date the note was issued. Does not include additional shares accruing for the period on the sixty-first day after issuance until the maturity of the note.




Hunt Capital Growth Fund II, L.P.

By:  Hunt Capital Growth, L.P., its general partner

  By:  Hunt Capital Management, L.L.C., its general partner

     By:  /s/  J.R. HOLLAND, JR.                                  10/25/2001
        ----------------------------------------------------  ----------------
                J.R. Holland, Jr., President                        Date
         **  Signature of Reporting Person




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                            JOINT FILER INFORMATION

Name:                        Hunt Capital Growth, L.P., the sole
                              general partner of Hunt Capital Growth
                              Fund II, L.P.

Address:                      1601 Elm Street
                              4000 Thanksgiving Tower
                              Dallas, Texas 75201

Designated Filer:             Hunt Capital Growth Fund II, L.P.

Issuer and Ticker Symbol:     ProsoftTraining.com (Nasdaq:  POSO)

Date of Event Requiring
   Statement:                 October 16, 2001

Signature:                    HUNT CAPITAL GROWTH, L.P.

                              By:  Hunt Capital Management, L.L.C.,
                                     its general partner

                                 By:  /s/  J.R. HOLLAND, JR.
                                    ---------------------------------
                                       J.R. Holland, Jr., President

                            JOINT FILER INFORMATION

Name:                        Hunt Capital Management, L.L.C., the sole
                              general partner of Hunt Capital Growth, L.P., the sole general partner of Hunt Capital Growth Fund II, L.P.

Address:                      1601 Elm Street
                              4000 Thanksgiving Tower
                              Dallas, Texas 75201

Designated Filer:             Hunt Capital Growth Fund II, L.P.

Issuer and Ticker Symbol:     ProsoftTraining.com (Nasdaq:  POSO)

Date of Event Requiring
   Statement:                 October 16, 2001

Signature:                    HUNT CAPITAL MANAGEMENT, L.L.C.


                              By:  /s/  J.R. HOLLAND, JR.
                                 ---------------------------------
                                    J.R. Holland, Jr., President